Exhibit H-1

                       SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-   )

Filings Under the Public Utility Holding Company Act of 1935, as amended ("Act")


Western Resources, Inc. (70-____)

     Western Resources, Inc., a Kansas corporation ("WRI"), has filed an application-declaration on Form U-1 with the Securities and Exchange Commission (the "Commission") for the authorization and approval under Sections 9(a)(2) and 10 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), with respect to the acquisition of Westar Generating II, Inc. ("WG"), a wholly owned subsidiary of WRI operating two combustion turbine generators at a generating facility owned by Kansas Gas and Electric Company. WG is in the process of constructing two simple-cycle General Electric 7EA-DLN combustion turbine generators (the "C-Ts") that are expected to become commercially operational on June 1, 2000. WRI requests authorization to acquire WG once the C-Ts become commercially operational pursuant to Sections 9(a)(2) and 10 of the Act (the "C-T Transaction").

     Following the C-T Transaction, WRI will continue to claim an exemption as an intrastate holding company pursuant to Section 3(a)(1) of the Act.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.


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